AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Paul R. Geist EVP & Chief Financial Officer 816-584-5228

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY REPORTS THIRD QUARTER AND YEAR-TO-DATE 2009 RESULTS

YEAR-TO-DATE TOTAL REVENUE OF $479 MILLION; OPERATING PROFIT OF $90 MILLION

YEAR-TO-DATE EPS OF $3.39 PER DILUTED SHARE

KANSAS CITY, MO., August 6, 2009 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, today announced its third quarter and year-to-date fiscal year 2009 results for the period ended July 3, 2009.

The third quarters of fiscal year 2009 and fiscal year 2008 contained 13 weeks of operation.  The year-to-date fiscal year 2009 contains 40 weeks of operations compared to 39 weeks of operations for fiscal year 2008.  The Company reports on a 52/53 week basis with the extra week occurring approximately every six years.  Fiscal year 2009 will be a 53-week fiscal year and ends on October 2, 2009.  Fiscal year 2008 was a 52-week year that ended on September 26, 2008.  Therefore, all year-over-year comparisons reflect a 40-week year-to-date period for fiscal 2009 and a 39-week year-to-date period for fiscal 2008.

FINANCIAL HIGHLIGHTS

Net income for the quarter increased $19.2 million to $20.2 million, or $0.93 per diluted share, versus a net income of $1.0 million, or $0.05 per diluted share, in the third quarter of fiscal 2008.  Net income for the 40-week year-to-date period increased $60.7 million to $72.5 million, or $3.39 per diluted share, versus a net income of $11.8 million, or $0.62 per diluted share, in the 39-week year-to-date period of fiscal 2008.

Revenues for the third quarter decreased $10.3 million, or 7%, to $145.5 million, as a 3% increase in the retail market was offset by a 29% decrease in the institutional market.  Overall volume decreased 1.5%.  Revenues for the 40-week year-to-date period increased $72.0 million, or 18%, to $479.1 million, as a result of a 24% increase in the retail market combined with a 2% decrease in the institutional market.

"Our strategy to focus on store brands and our strongest-performing proprietary pasta brands continues to pay off," said Jack Kelly, CEO of AIPC.  "Despite the ongoing consolidation of AIPC brands, we were able to continue to boost sales volume in our Retail channel.  Our strong net income and gross margins also are enabling us to continue to strengthen our balance sheet and aggressively pay down debt.  As a result, we have even more strategic flexibility moving forward to implement our strategy and new growth initiatives, including product development and innovative marketing partnerships with our retail customers to increase pasta consumption."

American Italian Pasta Co.,
August 6, 2009

Operational Highlights

•
Retail Revenues:  Retail revenues increased $3.2 million, or 3%, to $113.0 million for the third quarter of 2009, from $109.8 million for the third quarter of 2008.  The revenue increase is primarily the result of increased volume.  Retail revenues increased $74.0 million, or 24%, to $376.8 million for fiscal year-to-date 2009, from $302.8 million for fiscal year-to-date 2008.  The year-to-date revenue increase is primarily the result of a $48.6 million, or 16%, increase related to higher average selling prices, and a $29.2 million, or 10%, increase in volume, partially offset by a $3.8 million decrease in payments received from the Continued Dumping and Subsidy Offset Act of 2000.

•
Institutional Revenues:  Institutional revenues decreased $13.5 million, or 29%, to $32.5 million for the third quarter of 2009, from $46.0 million for the third quarter of 2008.  The revenue decrease is primarily the result of a $5.1 million, or 11%, decrease due to lower volume – last year we provided $7.5 million of product pursuant to a government contract - combined with an $8.4 million, or 18%, decrease in average selling prices – primarily related to pass-through contracts on which we receive a fixed conversion fee.  Institutional revenues decreased $2.0 million, or 2%, to $102.3 million for fiscal year-to-date 2009, from $104.3 million for fiscal year-to-date 2008.

•
Cost of Goods Sold:  For the third quarter, cost of goods sold decreased $27.9 million, or 21%, to $102.9 million, from $130.8 million for the prior year third quarter.  As a percent of revenues, cost of goods decreased to 70.7% for the third quarter, from 84.0% for the prior year third quarter.  Cost of goods sold increased $17.8 million, or 5%, to $343.4 million for fiscal year-to-date 2009, from $325.6 million for fiscal year-to-date 2008.  As a percentage of revenues, cost of goods decreased to 71.7%for fiscal year-to-date 2009, from 80.0% for fiscal year-to-date 2008.

•
Gross profit:  Gross profit increased $17.6 million, or 70%, to $42.6 million for the third quarter of 2009, from $25.0 million for the third quarter of 2008.  Gross profit, as a percent of revenues, increased to 29.3% during the third quarter, compared to 16.0% during the third quarter of 2008.  Gross profit increased $54.1 million, or 66%, to $135.7 million for fiscal year-to-date 2009, from $81.6 million for fiscal year-to-date 2008.  Gross profit, as a percent of revenues, increased to 28.3% during fiscal year-to-date 2009, compared to 20.0% during fiscal year-to-date 2008.

•
Selling and marketing expense:  Selling and marketing expense decreased $1.0 million, or 14%, to $6.1 million for the third quarter of 2009, from $7.1 million for the third quarter of 2008.  Selling and marketing expense, as a percent of revenue, decreased to 4.2% for the third quarter of 2009, from 4.6% for the third quarter of 2008.  Selling and marketing expense increased $1.5 million, or 8%, to $20.8 million for fiscal year-to-date 2009, from $19.3 million for fiscal year-to-date 2008.  Selling and marketing expense, as a percent of revenue, decreased to 4.3% for fiscal year-to-date 2009, from 4.7% for fiscal year-to-date 2008.

•
General and administrative expense:  General and administrative expense decreased $3.1 million, or 30%, to $7.2 million for the third quarter of 2009, from $10.3 million for the third quarter of 2008. General and administrative expenses, as a percent of revenues, decreased to 4.9% for the third quarter of 2009, from 6.6% for the third quarter of 2008.  General and administrative expense decreased $5.9 million, or 20%, to $23.9 million for fiscal year-to-date 2009, from $29.8 million for fiscal year-to-date 2008. General and administrative expenses, as a percentage of revenues, decreased to 5.0% for fiscal year-to-date 2009, from 7.3% for fiscal year-to-date 2008.

•
Operating profit:  Operating profit for the third quarter of 2009 was $28.9 million, an increase of $21.4 million, as compared to $7.5 million for the third quarter of 2008.  Operating profit increased as a percent of revenues to 19.9% for the third quarter of 2009 from 4.8% for the third quarter of 2008.  Operating profit for fiscal year-to-date 2009 was $89.9 million, an increase of $57.8 million as compared to $32.1 million for fiscal year-to-date 2008.  Operating profit increased as a percent of revenues to 18.8% for fiscal year-to-date 2009, from 7.9% for fiscal year-to-date 2008.

American Italian Pasta Co.,
August 6, 2009

•
Interest expense:  Interest expense for the third quarter of 2009 was $3.0 million, a decrease of $3.7 million as compared to $6.7 million for the third quarter of 2008.  Interest expense for fiscal year-to-date 2009 was $13.0 million, a decrease of $7.7 million as compared to $20.7 million for the fiscal year-to-date 2008.

•
Income before income taxes:  Income before income taxes for the third quarter of 2009 was $25.9 million, an increase of $24.9 million as compared to $1.0 million for the third quarter of 2008.  Income before income taxes increased as a percent of revenues to 17.8% for the third quarter of 2009 from 0.6% for the third quarter of 2008.  Income before income taxes for fiscal year-to-date 2009 was $76.9 million, an increase of $65.7 million, as compared to $11.2 million for fiscal year-to-date 2008.  Income before income tax increased as a percent of revenues to 16.1% for fiscal year-to-date 2009, from 2.8% for fiscal year-to-date 2008.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer of dry pasta in North America.  The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy.  The Company has approximately 650 employees located in the United States and Italy.  For more information, visit www.aipc.com.

When used in this release, the words "anticipate," “projected,” "believe," "estimate," and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements.  The statements by the Company regarding the pasta market, and financial performance are forward-looking. There are numerous risks and uncertainties that could cause actual future results to differ materially from those anticipated by such forward-looking statements. The risks and uncertainties could be caused by a number of factors, including, but not limited to: (1) our dependence on a limited number of customers for a substantial portion of our revenue; (2) our ability to obtain necessary raw materials and minimize fluctuations in raw material prices; (3) the potential adverse impact on revenue and margins of the highly competitive environment in which we operate; (4) our reliance exclusively on a single product category; (5) our ability to cost-effectively transport our products; (6) consumption trends for our product; (7) the status of production capacity in the U.S. and the level of imports from foreign producers; (8) our ability to sustain quality and service requirements for our customers; and (9) our ability to attract and retain key personnel.  For a discussion of factors that could cause actual results to materially differ from those anticipated, see the risk factors set forth in item 1A of the Company’s Form 10-K for the fiscal year ended September 26, 2008.  The Company will not update any forward-looking statements in this press release to reflect future events.

# # #

American Italian Pasta Co.,
August 6, 2009

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
 (in thousands, except per share amounts)

	Third Quarter Ended		Year-to-date Period Ended
	July 3, 2009 (Thirteen Weeks)	June 27, 2008 (Thirteen Weeks)	July 3, 2009 (Forty Weeks)	June 27, 2008 (Thirty-nine Weeks)

Revenues	$145,527	$155,844	$479,058	$407,135
Cost of goods sold	102,885	130,847	343,411	325,563
Gross profit	42,642	24,997	135,647	81,572

Selling and marketing expense	6,123	7,112	20,777	19,250
General and administrative expense	7,153	10,331	23,910	29,833
Losses related to long-lived assets	455	109	1,060	344
Operating profit	28,911	7,445	89,900	32,145

Interest expense, net	3,034	6,662	12,982	20,706
Other (income) expense, net	(65)	(190)	(12)	224
Income before income taxes	25,942	973	76,930	11,215

Income tax expense (benefit)	5,710	(5)	4,474	(601)
Net income	$20,232	$978	$72,456	$11,816

Net income per common share (basic)	$0.97	$0.05	$3.52	$0.62

Weighted-average common shares outstanding (basic)	20,957	19,387	20,602	18,988

Net income per common share (diluted)	$0.93	$0.05	$3.39	$0.62

Weighted-average common shares outstanding (diluted)	21,735	19,644	21,359	19,172

American Italian Pasta Co.,
August 6, 2009

AMERICAN ITALIAN PASTA COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	July 3, 2009	September 26, 2008
ASSETS
Current assets:
Cash and cash equivalents	$44,481	$38,623
Trade and other receivables, net	43,197	49,197
Inventories	63,822	66,026
Other current assets	5,328	8,189
Deferred income taxes	1,398	2,126
Total current assets	158,226	164,161
Property, plant and equipment, net	292,862	303,503
Brands	78,934	79,769
Other assets	6,103	5,591
Total assets	$536,125	$553,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,775	$29,541
Accrued expenses	25,292	37,357
Short term debt and current maturities of long term debt	-	24,913
Total current liabilities	54,067	91,811
Long term debt, less current maturities	160,000	217,000
Deferred income taxes	30,178	34,054
Other long term liabilities	5,369	4,188
Total liabilities	249,614	347,053
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares – 10,000,000; Issued and outstanding shares – none	-	-
Class A common stock, $.001 par value:
Authorized shares – 75,000,000
Issued and outstanding shares – 23,168,445 and 20,954,937, respectively, at July 3, 2009; 22,454,145 and 20,259,060, respectively, at September 26, 2008	23	22
Class B common stock, par value $.001
Authorized shares – 25,000,000; Issued and outstanding – none	-	-
Additional paid-in capital	271,709	261,772
Treasury stock, 2,213,508 shares at July 3, 2009 and
2,195,085 shares at September 26, 2008, at cost	(52,462)	(52,076)
Accumulated other comprehensive income	15,260	16,728
Retained earnings (accumulated deficit)	51,981	(20,475)
Total stockholders’ equity	286,511	205,971
Total liabilities and stockholders’ equity	$536,125	$553,024